Exhibit 8.1

Subsidiaries of InterCure Ltd.

InterCure Ltd. has the following subsidiaries:

Subsidiary Name	Country of Incorporation	Ownership Percentage

Canndoc Ltd.	Israel	100%
Cannolam Ltd.	Israel	100%
Leon Pharm Ltd.	Israel	100%
Pharmazone Pharmacy Ltd.	Israel	100%
Ahuza Pharmacy D.Y Ltd.	Israel	100%
Doron Pharmacy Ltd.	Israel	100%
(MSMS) Greenlog Global Ltd.	Israel	100%
My Binyamina Club Pharm 2022 Ltd.	Israel	51%
Club Pharm Ltd.	Israel	100%
Bio Max Partnership	Israel	55%
Amidar Pharmacy Ltd.	Israel	51%
Medicine Center G.G. Ltd.	Israel	51%
Orni Pharmacy Ltd.	Israel	51%
Arihut Yamim Pharmacy Ltd.	Israel	100%